Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
Press Release
For More Information, call: 845-482-4000

Contact: Raymond Walter, President — CEO	For Release
November 12, 2008
Company Press Release
Jeffersonville Bancorp Announces Third Quarter Earnings and Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., November 12, 2008 (PRIME NEWSWIRE) —Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today a third quarter net loss of $2,186,000 ($0.52 per share) compared to earnings of $1,159,000 ($0.27 per share) for the third quarter of 2007. Earnings for the first nine months of 2008 were $69,000 ($0.02 per share) compared to $3,406,000 ($0.80 per share) in 2007.
Earnings for the third quarter 2008 were negatively impacted by a loss on an investment in Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock in the amount of $4,829,000. Partially offsetting this loss was the recognition of life insurance proceeds from a Bank Owned Life Insurance (BOLI) policy which exceeded the cash surrender value and resulted in income of $1,522,000. It should also be noted that the Bank was unable to recognize a tax benefit related to the investment loss in the third quarter, but this benefit will be recognized in the fourth quarter due to changes in the tax law.
Excluding the unexpected financial events of the third quarter (investment loss and insurance windfall) the bank would have had net income of $1,121,000 ($0.26 per share) and net income of $3,376,000 ($0.80 per share) for the third quarter and nine months ending September 30th, respectively.

The bank continues to be classified “well capitalized”. Regulatory requirements require Tier I capital to be at least 4% of risk weighted assets, and total risk-based capital must be at least 8% of those assets. The bank’s ratios for Tier I and risk-based capital are 15.9% and 17.1% respectively.
A cash dividend in the amount of thirteen cents ($0.13) on the common stock of the company was declared at the November 11, 2008 meeting of the Board of Directors. The dividend is payable on December 1, 2008 to stockholders of record at the close of business on November 20, 2008. This results in total dividends for the year 2008 of $0.52 per share compared to $0.50 per share last year.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.